Exhibit 99.1 Letter to Shareholders, excerpted from the Nu Skin Enterprises, Inc. 2013 Annual Report to Shareholders

30 YEARS OF SUCCESS
A FOUNDATION FOR
SUSTAINED GROWTH

Dear Shareholder,

As Nu Skin embarks on its thirtieth year, we continue to build on our solid foundation of success, which is anchored in our commitment to innovation, our sound business principles, and our mission to improve people's lives. As we look ahead, we are firmly focused on realizing our long-term goal of becoming the world's leading direct selling company.

In 2013, we made great strides towards this goal, with each geographic region contributing to impressive results that included:

•	Record annual revenue of $3.177 billion—a 49 percent improvement over 2012.
•	Record earnings per share of $5.94—a 69 percent increase over the prior year.
•	Record profitability with a 17.4 percent operating margin—up 145 basis points from 2012.
•	$530 million in cash from operations—up from $311 million in 2012.
•	Strong 41 percent growth in actives and 97 percent in sales leaders.
•	A record $71 million in dividends paid during the year.

In the Greater China region in 2013, we grew revenue by 148 percent to $1.36 billion as a result of strong revenue and sales force growth throughout the region, including significant growth in Mainland China. In the North Asia region in 2013, we grew revenue by 11 percent to $869 million. We also generated solid year-over-year growth rates in other regions including 15 percent in the South Asia/Pacific region; 30 percent in the Americas; and 7 percent in the EMEA region.

Yet our success has not been without its challenges. In January 2014, a series of negative media stories in Mainland China resulted in government investigations into our operations in that market. Because Mainland China's regulatory framework is unique, our business model in this market is different from our other global markets. Early in the process, we elected to take proactive steps to cooperate with regulatory authorities and demonstrate our commitment to operating in compliance with the laws of Mainland China. These actions included the suspension of business promotional meetings and the acceptance of applications for new direct sellers and sales employees. While these actions had, and will have, a negative impact on 2014 results, on May 1, 2014, we began accepting applications and holding corporate-led business meetings again in Mainland China, and we are moving forward to build a foundation for healthy, long-term growth.

As we look ahead, we plan to continue our record of success by:

•	Capitalizing on the strength of our ageLOC® anti-aging brand through continued product innovation.
•	Supporting our sales network and consumer group through channel innovation.
•	Leveraging our experienced management and global team of sales leaders to help drive revenue in every geographic region.
•	Increasing shareholder value by utilizing our balance sheet and cash flow.

PRODUCT INNOVATION
Nu Skin has established a legacy of product innovation by delivering highly differentiated products that provide exceptional benefits to a global consumer base that is anxious to live young. When it comes to anti-aging, Nu Skin is uniquely positioned to provide comprehensive anti-aging solutions that help battle the effects of aging on the inside and outside of the body. To this end, Nu Skin offers a balanced portfolio of nutrition and personal care products. This strength, in what we believe are the two most important battle grounds against aging, uniquely positions Nu Skin as a market leader in existing and emerging product categories.

In recent years, our product development efforts have been focused on advancing the understanding of the sources that influence the aging process, including the science of gene expression. This research has shaped our product development process, allowing us to introduce a comprehensive line of anti-aging products that we have branded as ageLOC. Since launching the ageLOC brand in 2008, we have generated more than $3 billion in sales of ageLOC products, making it a key growth driver for our business.

In 2013, we added a significant new product system to our ageLOC anti-aging line-up, the ageLOC® TR90® weight management and body shaping system. Formulated with our exclusive anti-aging science, the proprietary TR90 system features four products and a comprehensive nutrition and lifestyle plan. While the initial introduction of the product system was extremely positive, our most recent research and usage results have indicated that there is a need for us to enhance the system by educating consumers on the benefits of maintaining lean muscle while reducing fat. Accordingly, we are making enhancements to the nutritional and lifestyle components of the system to help consumers better maximize their weight management and body shaping results. Overall, we believe that weight management and body composition represent a growing product category that has great potential.

In terms of anti-aging skin treatments, the at-home skin care device category is relatively new and expanding at a rapid pace. According to a 2012 Kline & Company report, the market for at-home skin care devices has enjoyed significant growth globally. The report points to even greater opportunities for growth in the at-home skin care device market in the future. Nu Skin has been able to gain significant market share with its ageLOC® Galvanic Spa® offering in Asia and we continue to see great opportunities to capture additional market share with future product introductions. We're also looking forward to introducing a new Nu Skin® Facial Spa unit to the U.S. market in the second half of the year.

We remain optimistic about our product pipeline beyond 2014 and continue to make progress on two new product offerings scheduled for launch in 2015. Thanks to our product development team, we enjoy a robust pipeline, which we believe allows us to introduce new and innovative products over the next several years.

CHANNEL INNOVATION
Another way that Nu Skin innovates is through our product launch process. We have developed a systematic approach for introducing new products that is designed to align our sales leaders around a process that maximizes their effectiveness and productivity and generates strong consumer demand for our products.

Since introducing our product launch process in 2009, we have made continual refinements as we have gained new insights through our application of the process on a global and regional scale. We have developed a systematic marketing cycle where we offer purchase windows, or limited-time offers (LTOs), before making products available on a full-time basis. In the early stages of the launch process, we provide our sales leaders with the training and messaging they can use to create product awareness and demand. Then, we typically execute global and regional LTOs, helping build even greater excitement within the sales network and helping generate significant levels of awareness and product trial among our consumer group. We typically make the new products available on a full-time basis about three to six months following these LTOs.

In 2013, we began a new product launch cycle with the limited-time global introduction of ageLOC® TR90® that generated approximately $550 million in sales, making it the largest product launch in our company's history. The TR90 LTO also helped drive solid results in each of our regions.

In 2014, we will continue to introduce the ageLOC TR90 system in the majority of our regions through regional LTO events. In addition, we are planning to introduce our highly successful ageLOC Tru Face® Essence Ultra product in Greater China in the summer of 2014. This daily use anti-aging skin care serum has been very successful outside of the Greater China region. We anticipate introducing the product through a Greater China LTO in the summer of 2014 with the TR90 rollout coming later in the year. While this product launch process has added an impressive dynamic to our business, we continue to make refinements to maximize consumer demand and sales leader success.

We continue to believe in the market potential for direct selling. For 30 years, Nu Skin has sold its products through this channel, a channel that utilizes person-to-person, word-of-mouth marketing to promote and sell products to consumers. According to the World Federation of Direct Selling Associations, the industry stood at nearly $167 billion in global revenue at the end of 2012, with nearly 90 million individuals involved in some form of direct selling. Demographic trends continue to bode well for us. People are living longer globally, and the two most common concerns people face continue to be health and financial security.

While direct selling is flourishing globally, growth rates are particularly robust in emerging markets. In some of these markets, to compete effectively we must adapt our product offering and business model to fit local economic, regulatory, and social dynamics.

For example, we have an 11-year operating history in Mainland China and continue to see tremendous potential. During that time we've invested a tremendous amount of resources in the market, and our product offering has enjoyed great success. For instance, our ageLOC® Galvanic Spa® has gained significant market share within the home-use skin care treatment device category in the market. We continue to believe that the appetite for high quality anti-aging products is both large and robust.

As Mainland China's regulatory framework is unique, our business model in the market is different than our global business model. We are committed to working cooperatively with the Chinese government to support full compliance with the regulation of direct selling. We are also committed to investing in this important market as demonstrated by the recent completion of our new Innovation Park and regional headquarters in Shanghai, as well as manufacturing facilities and other initiatives unique to Mainland China.

A STRONG GLOBAL SALES FORCE AND MANAGEMENT TEAM
Throughout our history, we have infused innovation into everything we do. This effort has produced an environment that has attracted many of the best and the finest people in the business.

We have a strong and seasoned group of sales leaders who understand what it takes to be successful and are committed to our mission of improving people's lives. These people represent the finest leaders in the direct selling industry. They have been a driving force behind our 30 years of success and will continue to play that role in the future. Our sales leaders look to us to help them improve their lives and the lives of their sales teams and customers. We take our responsibility to our sales leaders seriously, and we work hand-in-hand with them to produce the kind of results that have made Nu Skin such a compelling success story for the past three decades.

INCREASING SHAREHOLDER VALUE BY INVESTING IN OUR FUTURE AND UTILIZING OUR BALANCE SHEET AND CASH FLOW
We are focused on rewarding our shareholders and have increased our dividend for the thirteenth straight year and purchased more than $141 million of our stock during the year.

In 2013, we made significant investments in advancing Nu Skin's long-term growth prospects with the completion of the Nu Skin Innovation Center and campus expansion at our corporate headquarters. And this year, we recently opened a new Innovation Park in Shanghai that will serve as our regional headquarters for Greater China. These new facilities both include new product development labs that we believe will help us maintain the momentum of our product ideation and development, as well as the appeal of our earnings opportunity going forward. Together, they represent confidence in our future and commitment to investing our resources to support our long-term growth potential.

In our 30 years of operations, we have demonstrated a solid track record of success by exceeding aggressive business targets, providing highly innovative and differentiated products, attracting talented and dedicated sales people, and remaining focused on fiscal discipline and our mission to improve people's lives.

We deeply feel our responsibility to all those who put their trust in us. This is the company that has stood the test the time for 30 years, and we are optimistic that we will continue to move the company forward to an even brighter future.

Sincerely,

STEVEN J. LUND
CHAIRMAN
NU SKIN ENTERPRISES

TRUMAN HUNT
PRESIDENT, CEO
NU SKIN ENTERPRISES